Exhibit 99.3

ADESTO TECHNOLOGIES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On June 28, 2018, Adesto Technologies Corporation, a Delaware corporation (the “Company” or “Adesto”), Circuit Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Adesto, (“Merger Sub”) and Echelon Corporation (“Echelon”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Echelon (the “Merger”), with Echelon continuing as the surviving corporation in the Merger. Upon completion of the Merger, each issued and outstanding share of common stock, par value $0.001 per share, of Echelon will be converted into the right to receive $8.50 in cash. We estimate that the total consideration to be paid in connection with the Merger will be approximately $44.1 million. The Merger is expected to close in the third quarter of 2018, subject to various contingencies.

On May 9, 2018, Adesto completed its acquisition of 100% of the issued capital of S3 Asic Semiconductors Limited, a private company limited by shares and incorporated in Ireland (“S3”), pursuant to the Share Purchase Agreement dated as of May 9, 2018. S3 is headquartered in Ireland and its subsidiaries are in the United States, Portugal and the Czech Republic. S3 and its subsidiaries are engaged in the business of providing advanced mixed signal semiconductor devices and intellectual property to customers in the industrial and communications markets.

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Adesto and Echelon after giving effect to the Merger and the S3 acquisition, including the assumed sale of $40 million of shares of our common stock in a public offering, the aggregate net proceeds of which will be used to finance the Merger consideration, and applying the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet has been prepared to reflect the Merger and the S3 acquisition as if the Merger and the S3 acquisition had occurred on March 31, 2018, plus pro forma adjustments. The unaudited pro forma condensed combined statements of operations combine the results of operations of Adesto and Echelon for the fiscal year ended December 31, 2017 and the quarter ended March 31, 2018, respectively, as if the Merger had occurred on January 1, 2017, plus pro forma adjustments.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•                  The accompanying notes to the unaudited condensed combined pro forma financial information;

•                  The separate audited consolidated financial statements of Adesto as of and for the year ended December 31, 2017 and the related notes, included in Adesto’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•                  The separate unaudited condensed consolidated financial statements of Adesto as of and for the three months ended March 31, 2018 and the related notes, included in Adesto’s Quarterly Report on Form 10-Q for the period ended March 31, 2018;

•                  The separate audited consolidated financial statements of Echelon as of and for the year ended December 31, 2017 and the related notes, included in Echelon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•                  The separate unaudited condensed consolidated financial statements of Echelon as of and for the three months ended March 31, 2018 and the related notes, included in Echelon’s Quarterly Report on Form 10-Q for the period ended March 31, 2018; and

•                  The separate audited consolidated statement of assets acquired and liabilities assumed of S3 Asic Semiconductors Limited as of May 9, 2018 and the related notes, included in Adesto’s report on Form 8-K/A filed on June 27, 2018.

The unaudited pro forma condensed combined financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger and the S3 acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger and the S3 acquisition, the costs to integrate the operations of Adesto, Echelon and S3 or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. The unaudited pro forma condensed combined financial information also reflects the common stock contemplated to be issued in connection with the Merger.  In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no transactions between Adesto and Echelon during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated. The pro forma adjustments represent Adesto’s best estimates and are based upon current available information and certain assumptions that Adesto believes is reasonable under the circumstances. The transaction is being accounted for as a business combination using the acquisition method with

Adesto as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under this method of accounting the purchase price will be allocated to Echelon’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Merger. The process of valuing the tangible and intangible assets and liabilities of Echelon immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. The final valuation may materially change the allocation of the merger consideration, which could materially affect the fair values assigned to the assets acquired and liabilities assumed and could result in a material change to the unaudited pro forma condensed combined financial information. Refer to Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for more information on the basis of presentation.

ADESTO TECHNOLOGIES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2018

(In thousands)

			S3 Acquisition	Pro Forma
	Adesto	Echelon	Adjustments	Adjustments		Pro Forma
	Historical	Historical	(Note 8)	(Note 5)		Combined
Assets
Current assets:
Cash and cash equivalents	$29,546	$5,846	$267	$(22,258	)a,f	$13,401
Restricted investments	—	1,250	—	—		1,250
Short-term investments	—	11,960	—	—		11,960
Accounts receivable, net	12,188	2,556	192	—		14,936
Inventories	7,554	3,566	—	4,449	b	15,569
Prepaid expenses (1)	1,153	—	—	723	g	1,876
Deferred cost of revenues	—	529	—	—		529
Other current assets	55	1,516	883	(723	)g	1,731
Total current assets	50,496	27,223	1,342	(17,809)		61,252
Property and equipment, net	7,632	453	191	—		8,276
Intangible assets, net	6,808	668	15,340	17,762	c	40,578
Other non-current assets	1,029	558	—	—		1,587
Goodwill	22	—	34,352	2,936	d	37,310
Total assets	$65,987	$28,902	$51,225	$2,889		$149,003
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,845	$2,570	37	$(1,004	)h	$9,448
Accrued compensation and benefits (2)	2,819	—	—	1,156	i	3,975
Accrued expenses and other current liabilities	2,506	2,256	761	(152	)h,i	5,371
Price adjustments and other revenue reserves	4,545	—	—	—		4,545
Earn-out liability, current	—	—	10,218	—		10,218
Deferred revenues	—	849	129	(243	)e	735
Line of credit, current	1,500	—	—	(1,500)		—
Term loan, current	1,929	—	—	(1,225	)l	704
Total current liabilities	21,144	5,675	11,145	(2,968)		34,996
Term loan, non-current	9,924	—	—	24,255	l	34,179
Earn-out liability, non-current	—	—	3,279	—		3,279
Other non-current liabilities (3)	75	616	—	(397	)j,k	294
Deferred rent, non-current (3)	2,294	—	—	32	j	2,326
Deferred tax liability, non-current (3)	2	—	1,918	4,256	e,k	6,176
Total liabilities	33,439	6,291	16,342	25,178		81,250
Commitments and contingencies (See Note 8)
Stockholders’ equity:
Common stock	2	49	—	(48)		3
Additional paid-in capital	133,804	359,715	34,883	(357,309)		171,093
Treasury stock	—	(28,130)	—	28,130		—
Accumulated other comprehensive loss	(312)	(1,681)	—	1,681		(312)
Accumulated deficit	(100,946)	(307,342)	—	305,257		(103,031)
Total stockholders’ equity	32,548	22,611	34,883	(22,289)		67,753
Total liabilities and stockholders’ equity	$65,987	$28,902	$51,225	$2,889		$149,003

(1) Presented as “Other current assets” in Echelon’s Form 10-Q as of March 31, 2018

(2) Presented as “Accrued liabilities” in Echelon’s Form 10-Q as of March 31, 2018

(3) Presented as “Other long-term liabilities” in Echelon’s Form 10-Q as of March 31, 2018

See accompanying notes to unaudited pro forma condensed combined financial statements.

ADESTO TECHNOLOGIES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2017

(In thousands, except share and per share amounts)

			Pro Forma
	Adesto	Echelon	Adjustments		Pro Forma
	Historical	Historical	(Note 6)		Combined
Revenue, net	$56,112	$31,667	$274	d	$88,053
Cost of revenue	28,637	14,016	(52	)a,d	42,601
Gross profit	27,475	17,651	326		45,452
Operating expenses:
Research and development	14,094	9,313	1,910	b	25,317
Sales and marketing	11,064	5,532	520	c	17,116
General and administrative	7,148	6,959	2,085	e	16,192
Total operating expenses	32,306	21,804	4,515		58,625
Loss from operations	(4,831)	(4,153)	(4,189)		(13,173)
Interest and other income (expense), net	(756)	(498)	—		(1,254)
Loss before provision for income taxes	(5,587)	(4,651)	(4,189)		(14,427)
Income tax expense (benefit)	101	(28)	—		73
Net loss	$(5,688)	$(4,623)	$(4,189)		$(14,500)
Net loss per share:
Basic and diluted	$(0.31)	$(1.04)	$—		$(0.62)
Weighted average number of shares used in computing net loss per share:
Basic and diluted	18,591,308	4,465,000	240,882	f	23,297,190

See accompanying notes to unaudited pro forma condensed combined financial statements.

ADESTO TECHNOLOGIES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2018

(In thousands, except share and per share amounts)

			Pro Forma
	Adesto	Echelon	Adjustments		Pro Forma
	Historical	Historical	(Note 6)		Combined
Revenue, net	$15,302	$7,837	$—		$23,139
Cost of revenue	8,122	3,460	(30	)a	11,552
Gross profit	7,180	4,377	30		11,587
Operating expenses:
Research and development	3,665	3,005	478	b	7,148
Sales and marketing	2,752	1,310	131	c	4,193
General and administrative	1,713	1,705	2,085	e	5,503
Total operating expenses	8,130	6,020	2,694		16,844
Loss from operations	(950)	(1,643)	(2,664)		(5,257)
Interest and other income (expense), net	(131)	258	—		127
Loss before provision for income taxes	(1,081)	(1,385)	(2,664)		(5,130)
Income tax expense (benefit)	21	(6)	—		15
Net loss	$(1,102)	$(1,379)	$(2,664)		$(5,145)
Net loss per share:
Basic and diluted	$(0.05)	$(0.30)	$—		$(0.20)
Weighted average number of shares used in computing net loss per share:
Basic and diluted	21,370,927	4,527,000	178,882	f	26,076,809

See accompanying notes to unaudited pro forma condensed combined financial statements.

ADESTO TECHNOLOGIES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(All tabular dollar amounts in thousands except per share amounts)

NOTE 1 — DESCRIPTION OF THE TRANSACTION.

On June 28, 2018, Adesto Technologies Corporation, a Delaware corporation (the “Company” or “Adesto”), Circuit Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Adesto, (“Merger Sub”) and Echelon Corporation (“Echelon”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Echelon (the “Merger”), with Echelon continuing as the surviving corporation in the Merger. Upon completion of the Merger, each issued and outstanding share of common stock, par value $0.001 per share, of Echelon will be converted into the right to receive $8.50 in cash. Merger consideration is estimated to be $44.1 million and will be funded with a combination of cash on hand and a sale of shares of common stock in an underwritten public offering, such shares to be issued and sold by Adesto.

Under the terms of the Merger Agreement, at the effective time, each outstanding and unexercised option to purchase Echelon common stock (each, an “Echelon Option”), whether or not vested, that is outstanding immediately prior to the effective time, will be canceled, and the holder thereof will be entitled to receive (subject to any applicable withholding or other taxes, or other amounts required by applicable legal requirements to be withheld) an amount in cash equal to the product of (i) the positive difference (if any) between (A) $8.50, minus (B) the exercise price applicable to such Echelon Option, multiplied by (ii) the number of shares of Echelon common stock subject to such Echelon Option.

Under the terms of the Merger Agreement, at the effective time, each restricted stock unit of Echelon (each, an “Echelon RSU”)   that is outstanding immediately prior to the effective time, whether vested or unvested (which awards will vest in full as of immediately prior to the effective time), will be canceled and extinguished, and the holder thereof will be entitled to receive (subject to applicable withholding or other taxes, which withholding will first be applied against the cash portion of the consideration paid in respect of such restricted stock units): an amount in cash equal to the product of $8.50, multiplied by the total number of shares of Echelon common stock subject to such Echelon RSU.

To finance a portion of the Merger consideration, Adesto expects to sell and issue 4,705,882 shares of Adesto common stock. Solely for purposes of the unaudited pro forma condensed combined financial information, it has been assumed that the per share price of the common stock will be $8.50 per share (based on the closing price on July 6, 2018), with net proceeds of $37.3 million after estimated underwriting discounts and commissions and offering expenses of approximately $2.7 million.

Adesto intends to use the net proceeds from an underwritten public offering, along with any new borrowing it may enter into, to fund the cash consideration payable in connection with the Merger, which Adesto estimates at $44.1 million and for general corporate purposes.  This offering of common stock is not conditioned upon the completion of the Merger and there can be no assurance that the Merger will be completed.

NOTE 2 — BASIS OF PRESENTATION.

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X and gives effect to events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined company’s results.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Adesto as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical consolidated financial statements of Adesto and Echelon. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their assumed acquisition date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of merger consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the purchase consideration for the Merger depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. A final determination of fair values of assets acquired and liabilities assumed relating to the acquisition could differ materially from the preliminary allocation of purchase consideration. This final valuation will be based on the actual net tangible and intangible assets of Echelon existing at the acquisition date. The final valuation may materially change the allocation of purchase consideration, which could materially affect the fair values assigned to the assets acquired and liabilities assumed and could result in a material change to the unaudited pro forma condensed combined financial information.

The pro forma adjustments represent Adesto management’s best estimates and are based upon currently available information and certain assumptions that Adesto believes are reasonable under the circumstances. Adesto is not aware of any material transactions between Adesto and Echelon (prior to the announcement of the Merger) during the periods presented, hence adjustments to eliminate transactions between Adesto and Echelon have not been reflected in the unaudited pro forma condensed combined financial information.

Upon completion of the Merger, Adesto will perform a comprehensive review of Echelon’s accounting policies. As a result of the review, Adesto may identify additional differences between the accounting policies of the two companies, which when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. Based on a preliminary analysis, Adesto did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information assumes there are no differences in accounting policies.

The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Merger, the costs to integrate the operations of Adesto and Echelon or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

NOTE 3 — PRELIMINARY ESTIMATED ACQUISITION CONSIDERATION.

The preliminary fair value of consideration to acquire Echelon was approximately $44.1 million and consisted of the following:

(in thousands)	Amount
Cash consideration to Echelon’s shareholders	$38,610
Cash consideration for Echelon Option and Echelon RSU	5,500
Total preliminary estimated acquisition consideration	$44,110

NOTE 4 — PRELIMINARY ESTIMATED PURCHASE PRICE ALLOCATION AND INTANGIBLE ASSETS.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Echelon are recognized and measured as of the acquisition date at fair value and added to those of Adesto. The determination of fair value used in the pro forma adjustments presented herein are preliminary and based on management estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The final determination of the purchase price allocation, upon the completion of the Merger, will be based on Echelon’s net assets acquired as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. Therefore, the actual allocations will differ from the pro forma adjustments presented. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Echelon:

(in thousands)	Amount
Cash and cash equivalents, restricted investments and short-term investments	$19,056
Accounts receivable	2,556
Inventory	8,015
Deferred cost of revenues	529
Other current assets	1,516
Total current assets	31,672
Property and equipment, net	453
Other long term assets	558
Total assets	32,683
Accounts payable	(2,570)
Accrued liabilities	(2,256)
Deferred revenue	(606)
Total current liabilities	(5,432)
Deferred tax liability, non-current	(3,891)
Other long term liabilities	(616)
Total liabilities	(9,939)
Fair value of net assets acquired	$22,744

Preliminary goodwill and identifiable intangible assets identified in connection with the acquisition consist of the following:

(in thousands)	Fair Value	Useful Life (in Years)
Developed technology	$11,460	4 - 6
Customer relationships	6,510	9 - 11
Trademarks	460	11 - 13
Goodwill	2,936
Total	$21,366

The goodwill is primarily attributable to the assembled workforce of Echelon, new product development capabilities and synergies and economies of scale expected from combining the operations of Adesto and Echelon. Goodwill is tested for impairment on an annual basis as of November 1 of each year or whenever events or changes in circumstances indicate that the asset might be impaired. Factors that we consider in deciding when to perform an impairment test include significant negative industry or economic trends or significant changes or planned changes in our use of the intangible assets. Goodwill will be deductible for tax purposes over 15 years.

NOTE 5 — PRO FORMA ADJUSTMENTS FOR CONDENSED COMBINED BALANCE SHEET.

a)             Reflects the payment of estimated merger consideration and transaction costs.

(in thousands)	Amount
Cash consideration to Echelon’s shareholders	$(38,610)
Cash consideration for Echelon Option and Echelon RSU	(5,500)
Transaction costs paid (exclusive of debt financing fees paid)	(2,085)
Net adjustment to cash and cash equivalents	$(46,195)

b)             Reflects the purchase accounting adjustment for inventories based on the acquisition method of accounting.

(in thousands)	Amount
Elimination of Echelon’s inventories - carrying value	$(3,566)
Inventories - fair value (1)	8,015
Net adjustment to inventories	$4,449

c)              Reflects the preliminary purchase accounting adjustment for estimated intangible assets based on the acquisition method of accounting. Refer to Note 4 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the acquired intangible assets expected to be recognized.

(in thousands)	Amount
Elimination of Echelon’s intangibles - carrying value	$(668)
Intangible assets - fair value	18,430
Net adjustment to intangibles, net	$17,762

d)             Reflects the purchase accounting adjustment for goodwill based on the acquisition method of accounting.

(in thousands)	Amount
Elimination of Echelon’s goodwill - carrying value	$—
Goodwill- fair value	2,936
Net adjustment to goodwill	$2,936

e)              Reflects the purchase accounting adjustment for deferred revenue based on the acquisition method of accounting.

(in thousands)	Amount
Elimination of Echelon’s deferred revenue - carrying value	$(849)
Deferred revenue - fair value	606
Net adjustment to deferred revenue	$(243)

f)               This adjustment reflects the originating deferred tax liabilities (“DTLs”) resulting from pro forma fair value adjustments of the acquired assets and assumed liabilities based on applicable statutory tax rates for the jurisdictions associated with the respective estimated purchase price allocation. The originating DTLs are primarily related to the preliminary purchase price allocation associated with acquired intangible assets. The estimate of DTLs is preliminary and is subject to change based upon Adesto’s final determination of the fair value of assets acquired and liabilities assumed, by jurisdiction including the final allocation across such legal entities and related jurisdictions.

(in thousands)	Amount
Elimination of Echelon’s deferred tax liability - carrying value	$—
Deferred tax liability - fair value (1)	3,891
Net adjustment to deferred tax liability	$3,891

(1)         DTLs have been recognized based on applicable statutory tax rates for the jurisdictions associated with the respective net increase in estimated amortizable identifiable intangible assets. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. Furthermore, tax related adjustments included in the unaudited pro forma condensed combined financial information are based on the current tax law and do not consider or contemplate effects of proposed U.S. tax reform.

g)              To reflect the following equity transactions in connection with the Merger.

(in thousands)	Amount
Estimated gross proceeds from sale of common stock	$40,000
Estimated underwriter discounts and commissions	(2,560)
Estimated other offering expenses of sale of common stock	(150)
Total	$37,290

h)             To reclassify Echelon’s prepaid expenses from other current assets.

(in thousands)	Amount
Prepaid expenses	$723
Other current assets	$(723)

i)                 To reclassify Echelon’s accrued expenses from accounts payable.

(in thousands)	Amount
Accrued expenses and other current liabilities	$1,004
Accounts payable	$(1,004)

j)                To reclassify Echelon’s accrued compensation and benefits from accrued liabilities.

(in thousands)	Amount
Accrued compensation and benefits	$1,156
Accrued expenses and other current liabilities	$(1,156)

k)             To reclassify Echelon’s deferred rent liability from other non-current liabilities.

(in thousands)	Amount
Deferred rent, non-current	$32
Other non-current liabilities	$(32)

l)                 To reclassify Echelon’s deferred tax liability from other non-current liabilities.

(in thousands)	Amount
Deferred tax liability, non-current	$365
Other non-current liabilities	$(365)

m)         Reflects debt financing incurred in connection with S3 acquisition.

(in thousands)	Amount
Gross borrowings	$35,000
Debt discount	(117)
34,883

(n)         Reflects payoff of term loan and line of credit with Western Alliance Bank.

(in thousands)	Amount
Cash	$(13,353)
Line of credit	$1,500
Term loan payoff	$11,853

NOTE 6 — PRO FORMA ADJUSTMENTS FOR CONDENSED COMBINED STATEMENTS OF OPERATIONS.

a)             Reflects the adjustments to eliminate historical amortization expense and record new amortization expense based on the fair value of the identifiable acquired intangible assets.

	Pro Forma	Pro Forma
	Year Ended	Three Months Ended
(in thousands)	December 31, 2017	March 31, 2018
Elimination of Echelon’s amortization of intangible assets	$(122)	$(30)
Net adjustment to cost of goods sold	$(122)	$(30)

b)             Reflects the adjustments to eliminate historical amortization expense and record new amortization expense based on the fair value of the identifiable acquired intangible assets.

	Pro Forma	Pro Forma
	Year Ended	Three Months Ended
(in thousands)	December 31, 2017	March 31, 2018
Amortization after fair value adjustment (1)	1,910	478
Net adjustment to research and development expenses	$1,910	$478

(1)         The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. Amortization expense is allocated among cost of goods sold, research and development and selling, general and administrative expense based on the nature of the activities associated with the intangible assets acquired. Refer to Note 4 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the useful lives of the acquired intangible assets expected to be recognized.

c)              Reflects the adjustments to eliminate historical amortization expense and record new amortization expense based on the fair value of the identifiable acquired intangible assets.

	Pro Forma	Pro Forma
	Year Ended	Three Months Ended
(in thousands)	December 31, 2017	March 31, 2018
Elimination of Echelon’s amortization of intangible assets	(107)	(26)
Amortization after fair value adjustment (1)	627	157
Net adjustment to sales and marketing expenses	$520	$131

(1)         The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized. Amortization expense is allocated among cost of goods sold, research and development and selling, general and administrative expense based on the nature of the activities associated with the intangible assets acquired. Refer to Note 4 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the useful lives of the acquired intangible assets expected to be recognized.

d)             Reflects adoption under the full retrospective method of the new revenue recognition guidance of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

e)              Reflects estimated transaction costs for both Adesto and Echelon.

f)               For the purpose of computing pro forma basic and diluted earnings per share, the $40.0 million sale of common stock was assumed to be at a price per share of $8.50 (based on the closing price on July 6, 2018), resulting in the issuance of 4,705,882 shares. In addition, Echelon’s basic and diluted weighted average shares have been eliminated.

NOTE 7 — PRO FORMA NET INCOME PER SHARE.

The pro forma basic and diluted net income per share presented in our unaudited pro forma condensed combined statement of operations is computed based on the weighted-average number of shares outstanding.

Year Ended December 31, 2017
Net loss from continuing operations, basic and diluted	$(14,500)
Pro forma weighted average shares outstanding, basic	23,297,190
Net effect of dilutive equity shares	—
Pro forma weighted average shares outstanding, diluted	23,297,190
Pro forma net loss from continuing operations per share:
Basic and diluted	$(0.62)

Three Months Ended March 31, 2018
Net loss from continuing operations, basic and diluted	$(5,145)
Pro forma weighted average shares outstanding, basic	26,076,809
Net effect of dilutive equity shares	—
Pro forma weighted average shares outstanding, diluted	26,076,809
Pro forma net loss from continuing operations per share:
Basic and diluted	$(0.20)

NOTE 8 — DESCRIPTION OF THE S3 ACQUISITION.

On May 9, 2018, Adesto completed its acquisition of 100% of the issued capital of S3, a private company limited by shares and incorporated in Ireland, pursuant to the Share Purchase Agreement dated as of May 9, 2018. S3 is headquartered in Ireland and its subsidiaries are in the United States, Portugal and the Czech Republic. S3 and its subsidiaries are engaged in the business of providing advanced mixed signal semiconductor devices and intellectual property to customers in the industrial and communications markets.

The aggregate consideration was approximately $35.0 million in cash and contingent consideration in the form of a $15.0 million earn-out. The earn-out is based on achievement of certain milestones through 2019, including minimum total revenue targets, revenue derived from sales of semiconductor devices and new customer engagements with minimum value thresholds. We financed the acquisition with cash and a new $35.0 million term loan under our new credit facility.

In May 2018, we entered into and borrowed $35.0 million under the new credit facility described above that matures in May 2022. In connection with our entry into the new credit facility, we terminated our credit facility with Western Alliance Bank, which included paying off the outstanding term loan with a principal amount owed of $12.0 million.